UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 21, 2023

SUMMIT HOTEL PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35074	27-2962512
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation or organization)

13215 Bee Cave Parkway, Suite B-300
Austin, TX  78738
(Address of Principal Executive Offices) (Zip Code)

(512) 538-2300
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	INN	New York Stock Exchange
Series E Cumulative Redeemable Preferred Stock, $0.01 par value	INN-PE	New York Stock Exchange
Series F Cumulative Redeemable Preferred Stock, $0.01 par value	INN-PF	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

☐    Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.

Amended and Restated Senior Credit Facility

On June 21, 2023, Summit Hotel OP, LP (the “Operating Partnership”), as borrower, Summit Hotel Properties, Inc. (the “Company”), as parent guarantor, and each party executing the credit facility documentation as a subsidiary guarantor, entered into a $600 million senior unsecured credit facility (the “Amended Credit Facility”) with Bank of America, N.A. as administrative agent (in such capacity, the “Agent”). The Amended Credit Facility amended and restated in its entirety that certain Credit Agreement, dated as of December 6, 2018, among the Operating Partnership, the Company, the subsidiary guarantors party thereto, the lenders party thereto from time to time and Bank of America, N.A. (as successor to Deutsche Bank AG New York Branch), as administrative agent (as amended, the “Original Credit Facility”) .

The following is a summary of the indicative terms and conditions for the Amended Credit Facility. The Operating Partnership is the borrower under the Amended Credit Facility. The Amended Credit Facility is guaranteed by the Company and all of its existing and future subsidiaries that own or lease an “unencumbered asset.”

The Amended Credit Facility is comprised of a $400 million revolving credit facility (the “$400 Million Revolver”) and a $200 million term loan (the “$200 Million Term Loan”) and refinances in its entirety the Original Credit Facility. The Amended Credit Facility has an accordion feature which will allow us to increase the total commitments by an aggregate of up to $300 million on the Amended Credit Facility.

The $400 Million Revolver will mature on June 21, 2027 and can be extended to June 21, 2028 at the Company’s option, subject to certain conditions. The $200 Million Term Loan will mature on June 21, 2026 and can be extended to June 21, 2028 at the Company’s option, subject to certain conditions.

Outstanding borrowings on the Amended Credit Facility are limited to the least of (1) the aggregate commitments of all of the lenders, (2) the aggregate value of the unencumbered assets, multiplied by 60%, less the consolidated unsecured indebtedness of the Company (exclusive of outstanding borrowings under the Amended Credit Facility), all as calculated pursuant to the terms of the Amended Credit Facility agreement, and (3) the principal amount that when drawn under the Amended Credit Facility would result in an assumed unsecured interest expense, calculated on a pro forma basis for the next consecutive four fiscal quarters of the Company after taking such draws into account, equal to 50% of the net operating income of the unencumbered assets, as adjusted pursuant to the Amended Credit Facility agreement. A minimum of twenty (20) of the Company’s hotel properties must qualify as unencumbered assets, as defined in the Amended Credit Facility agreement, or the aggregate value of the unencumbered assets will be deemed to be zero.

Payment Terms. We are obligated to pay interest at the end of each selected interest period, but not less than quarterly, with all outstanding principal and accrued but unpaid interest due at the maturity of the respective facility. We have the right to repay all or any portion of the outstanding borrowings from time to time without penalty or premium, other than customary early payment fees if we repay a SOFR loan before the end of the contract period. In addition, we will be required to make earlier principal reduction payments in the event of certain changes in the unencumbered asset availability or default of the loan. We do not have the right to re-borrow any portion of the $200 Million Term Loan that is repaid.

We pay interest on revolving credit advances at varying rates based upon, at our option, either (i) 1, 3, or 6-month SOFR, plus a 0.10% credit spread adjustment, plus a SOFR margin between 1.40% and 2.40%, depending upon our leverage ratio (as defined in the Amended Credit Facility agreement), or (ii) the applicable base rate, which is the greatest of the administrative agent’s prime rate, the federal funds rate plus 0.50%, and 1-month SOFR plus 1.00%, plus a base rate margin between 0.40% and 1.40%, depending upon our leverage ratio. The applicable margin for a term loan advance shall be 0.05% less than the revolving credit advances referenced above. In addition, on a quarterly basis, we will be required to pay a fee on the unused portion of the Amended Credit Facility equal to the unused amount multiplied by an annual rate of either (i) 0.25%, if the unused amount is greater than 50% of the maximum aggregate amount of the Amended Credit Facility, or (ii) 0.20%, if the unused amount is equal to or less than 50% of the maximum aggregate amount of the Amended Credit Facility. We will also be required to pay other fees, including customary arrangement and administrative fees.

Financial and Other Covenants. In addition, we are required to comply with a series of financial and other covenants in order to borrow under the Amended Credit Facility. The material financial covenants include the following:

•a maximum leverage ratio (as defined by, and subject to the terms described in the Amended Credit Facility agreement) of not greater than 8.25:1.00 for the second fiscal quarter of 2023, not greater than 7.75:1.00 for the third fiscal quarter of 2023, not greater than 7.50:1.00 for the fourth fiscal quarter of 2023, and 7.25:1.00 for the remainder of the term of the Amended Credit Facility;

•a minimum consolidated tangible net worth (as defined in the Amended Credit Facility agreement) of not less than $1,569,088,102 plus 75% of the net proceeds of subsequent equity issuances;

•a minimum consolidated fixed charge coverage ratio (as defined in the Amended Credit Facility agreement) of not less than 1.50:1.00;

•a ratio of secured indebtedness to total asset value (both as defined in the Amended Credit Facility agreement) of not more than 45%; and

•a ratio of secured recourse indebtedness to total asset value (both as defined in the Amended Credit Facility agreement) of not more than 10%.

Concerning the unencumbered asset pool, we are required to comply with the following covenants:

•a ratio of consolidated unsecured indebtedness of the Company to unencumbered asset value (both as defined in the Amended Credit Facility agreement) equal to or less than, through December 31, 2023, 65%, and thereafter, 60%; and

•a ratio of unencumbered adjusted net operating income to assumed unsecured interest expense (both as defined in the Amended Credit Facility agreement) equal to or greater than, through September 30, 2023, 1.75:1.00, and thereafter, 2.00:1.00.

We are also subject to other customary covenants, including restrictions on investments and limitations on liens and maintenance of properties. The Amended Credit Facility also contains customary events of default, including among others, the failure to make payments when due under any of the Amended Credit Facility agreement, breach of any covenant continuing beyond any cure period and bankruptcy or insolvency.

Unencumbered Assets. The Amended Credit Facility is currently secured by equity pledges of the owners of unencumbered assets, which collateral will be released upon satisfaction of certain release conditions, including our compliance with the financial covenants for the first and second fiscal quarters of 2023. Borrowings under the Amended Credit Facility are limited by the value of hotel assets that qualify as unencumbered assets. As of the date of the Amended Credit Facility, 53 of our hotel properties qualified as, and are deemed to be, unencumbered assets.

Among other conditions, unencumbered assets must not be subject to liens or security interests, and the owner and operating lessee of such unencumbered asset must execute a guaranty supplement pursuant to which the owner and operating lessee become subsidiary guarantors of the Amended Credit Facility. In addition, hotels may be added to or removed from the unencumbered asset pool at any time so long as there is a minimum of 20 hotels in the unencumbered asset pool and the then-current borrowings on the Amended Credit Facility do not exceed the maximum available under the Amended Credit Facility given the availability limitations described above. Further, to be eligible as an unencumbered asset, the anticipated property must: satisfy certain ownership, management and operating lessee criteria; and not be subject to material defects, such as liens, title defects, environmental contamination and other standard lender criteria.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 concerning the Company’s and Operating Partnership’s direct financial obligations is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1
Amended and Restated Credit Agreement dated June 21, 2023 among Summit Hotel OP, LP, as borrower, Summit Hotel Properties, Inc., as parent guarantor, each party executing the credit facility documentation as a subsidiary guarantor, Bank of America, N.A., as administrative agent, and the lenders party to the Amended and Restated Credit Agreement.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUMMIT HOTEL PROPERTIES, INC.

Date: June 27, 2023	By:	/s/ Christopher R. Eng
Christopher R. Eng Executive Vice President, General Counsel, Chief Risk Officer and Secretary